Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 26, 2004, in the Registration Statement (Form S-4 Amendment No. 1 No. 333-114115) and related Prospectus of NationsRent Companies, Inc. for the registration of $250,000,000 of 9 1/2% Senior Notes due 2010.

/s/ Ernst & Young LLP

Fort Lauderdale, FL
June 1, 2004